                                                                     EXHIBIT 3.3

                                                                  CONFORMED COPY

                         CERTIFICATE OF DESIGNATIONS OF

                      SERIES A CUMULATIVE PREFERRED STOCK

                           OF DEL MONTE FOODS COMPANY

                              -----------------------

                     Pursuant to Section 151 of the General

                    Corporation Law of the State of Delaware

                              -----------------------

     Del Monte Foods Company (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, hereby certifies on May 4, 1998 as follows:

     FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of up to 2,000,000 shares of Preferred Stock (the "Preferred Stock"), par value $.01 per share, in one or more classes and/or series, pursuant to a resolution providing for such issue adopted by the Board of Directors of the Corporation (the "Board"), and further authorizes the Board to determine the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon any such class and/or series of Preferred Stock.

     SECOND: On April 24, 1998, the Board adopted the following resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as Series A Redeemable Preferred Stock:

        FURTHER RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Corporation, designated as Series A Redeemable Preferred Stock, par value $.01 per share, be, and it hereby is, created, and that the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon such series of preferred stock are as set forth below:

           Section 1. Designation and Amount.

           The shares of such series shall be designated as the "Series A Redeemable Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be one hundred fifty thousand (150,000), which number may be decreased and, only for purposes of Section 2(b) below, increased by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

           Section 2. Dividends and Distributions.



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           (a) The holders of shares of Series A Preferred Stock, in
      preference to the holders of shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), and to any other capital stock of the Corporation ranking junior to Series A Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, cumulative dividends at the annual rate of 14% of the Liquidation Value, as defined in Section 7, per share, and, subject to the provisions of Section 4(d)(ii), no more. Dividends payable in respect of the outstanding shares of Series A Preferred Stock shall begin to accrue and be cumulative from the respective dates of original issue of such shares (which dates shall be reflected on the certificates evidencing the same), and shall be payable in quarterly payments on April 15, July 15, October 15 and January 15 (or, if any such day is not a Business Day, as defined in Section 7, the Business Day next preceding such day) in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") for each of the fiscal quarters ended March 31, June 30, September 30 and December 31, respectively, commencing in respect of each share of Series A Preferred Stock on the first Quarterly Dividend Payment Date which is at least seven days after the date of original issue thereof; provided, however, that dividends payable in respect of outstanding shares of Series A Preferred Stock issued pursuant to
      Section 1.4(a)(ii) of the Agreement of Merger and Plan of Reorganization, dated as of April 24, 1998, by and between Del Monte Foods Company, a Maryland corporation, and the Corporation, shall be deemed to accrue and be cumulative from October 1, 1997.

           (b) Any dividend payable in respect of shares of Series A Preferred Stock may, at the election of the Board of Directors, be declared and paid in additional shares of Series A Preferred Stock, to the extent legally permissible, in lieu of declaration and payment therefor in cash. The number of shares of Series A Preferred Stock to be issued in lieu of cash dividends shall be calculated based on the Liquidation Value of each share of Series A Preferred Stock. The shares of Series A Preferred Stock so issued shall be duly authorized, validly issued, fully paid and nonassessable. To the extent not declared and paid in cash or in additional shares of Series A Preferred Stock, or declared and funds necessary therefor shall have been Set Aside for Payment, as defined in
      Section 7, on each Quarterly Dividend Payment Date, an amount equal to all dividends which have accumulated on each share of Series A Preferred Stock then outstanding during the period from the immediately preceding Quarterly Dividend Payment Date (or from the date of issuance in the case of the initial Quarterly Dividend Payment Date) to such Quarterly Dividend Payment Date will be added to the Liquidation Value of such shares of Series A Preferred Stock and will remain a part thereof until such dividends are paid in cash or additional shares of Series A Preferred Stock, at which time such Liquidation Value will be reduced by the amount of dividends so paid.

           (c) The amount of dividends payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-


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      by-share basis among all such shares at the time outstanding.  The
      Board of Directors may fix a record date (a "Regular Record Date") for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days nor less than ten days prior to the date fixed for the payment thereof. Any dividend declared by the Board of Directors as payable and punctually paid or Set Apart for Payment on a Quarterly Dividend Payment Date will be paid to the Persons, as defined in Section 7, in whose names Series A Preferred Stock is registered at the close of business on the Regular Record Date set with respect to that Quarterly Dividend Payment Date (the "Registered Holders"). Any dividend not so paid or Set Apart for Payment shall forthwith cease to be payable to such Registered Holders and may be paid to the Registered Holder at the close of business on the record date for the payment of such defaulted dividends and interest to be fixed by the Board of Directors (a "Special Record Date"). The Board of Directors shall provide Registered Holders of Series A Preferred Stock not less than 10 days' prior notice of a Special Record Date. All cash payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

           (d) The Registered Holder of any shares of Series A Preferred Stock, upon the Corporation's written request therefor containing a reasonably complete description of the basis for such request, shall indemnify the Corporation for any and all withholding tax liabilities incurred by the Corporation in connection with any dividends paid or distributions made (including, without limitation, in connection with any redemption of Series A Preferred Stock, but excluding any penalties other than penalties resulting from the failure of the Registered Holder to provide any required information) to such holder in respect of Series A Preferred Stock. Each Registered Holder, by acceptance of the certificate evidencing such holder's shares of Series A Preferred Stock, shall be deemed to have agreed to the terms of this Section 2(d).

           (e) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions in respect of such shares of Series A Preferred Stock except as provided for in this Certificate of Designations.

           Section 3. Restrictive Covenants; Voting Rights.

           (a) So long as any shares of Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the number of then-outstanding shares of Series A Preferred Stock, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not:

                 (i) authorize or create any class or series, or any shares of any class or series, of stock having any preference or priority as to dividends or


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            upon redemption, liquidation, dissolution, or winding up over
            Series A Preferred Stock ("Senior Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Corporation of one or more series of Senior Stock if the proceeds of the Corporation's issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Senior Stock;

                 (ii) authorize or create any class or series, or any
            shares of any class or series, of stock ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with Series A Preferred Stock ("Parity Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Corporation of one or more new series of Parity Stock if the proceeds of the Corporation's issuance of such Parity Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Parity Stock;

                 (iii) reclassify, convert or exchange any shares of stock
            of the Corporation into shares of Senior Stock or Parity Stock;

                 (iv) authorize any security exchangeable for, convertible
            into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

                 (v) amend, alter or repeal the Corporation's Certificate
            of Incorporation, as it may be amended from time to time (the "Certificate of Incorporation") or the Corporation's Bylaws, as they may be amended from time to time (the "Bylaws"), to alter or change the preferences, rights or powers of Series A Preferred Stock so as to affect Series A Preferred Stock adversely or, except for purposes of Section 2(b) above, to increase the authorized number of shares of Series A Preferred Stock;

                 (vi) declare or pay dividends or make any other
            distributions on, or redeem or repurchase any, shares of Common Stock or other capital stock of the Corporation ranking junior (either as to dividends or upon redemption, liquidation, dissolution or winding up) to the Series A Preferred
            Stock ("Junior Stock"), other than (A) dividends, redemptions, repurchases or distributions made in the form of, or exchangeable for, shares of Junior Stock, or warrants, rights or options to acquire shares of Junior Stock, (B) provided that dividends on shares of Series A Preferred Stock payable pursuant to the terms of Section 2(a) on the four most recent Quarterly Dividend Payment Dates shall have been paid in full in cash (or shares of Series A Preferred Stock issued in respect of such dividends pursuant to Section 2(b) shall have been redeemed or repurchased for cash) dividends, redemptions, repurchases and distributions in an amount which, when taken together with the amount of cash


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            dividends and redemption or repurchase proceeds previously paid in respect of the Corporation's stock (other than in accordance with the proviso to clause (ix) of this Section 3(a)), does not exceed the amount of dividends, redemptions, repurchases or distributions permitted to be made by Del Monte Corporation, a wholly owned subsidiary of the Corporation ("DMC"), under the Indenture with respect to the Senior Subordinated Notes dated April 18, 1997, among the Corporation, as guarantor, DMC, as issuer, and Marine Midland Bank, as trustee, as in effect on the date hereof; (C) from time to time during the period in which shares of Series A Preferred Stock are outstanding, up to an aggregate of $10,000,000 in redemptions or repurchases of Junior Stock held by management of the Corporation in connection with termination of employment, retirement and similar circumstances; and (D) dividends, redemptions, repurchases and distributions permitted by the proviso to clause (ix) of this Section 3(a);

                 (vii) declare or pay dividends or make any other
            distributions on, or redeem or repurchase any, shares of Parity Stock, other than (A) dividends or distributions made in the form of, or exchangeable for, shares of Junior Stock, or warrants, rights or options to acquire shares of Junior Stock,
            (B) other dividends or distributions paid ratably on Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled, (C) redemptions or repurchases in exchange for shares of Junior Stock, or warrants, rights or options to acquire shares of Junior Stock, and (D) other redemptions or repurchases effected ratably on Series A Preferred Stock and all Parity Stock, in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (viii) merge or consolidate with, or sell all or
            substantially all of the Corporation's assets to, another entity unless shares of Series A Preferred Stock outstanding immediately prior to such transaction (A) remain outstanding after such transaction without change to the preferences, rights or powers thereof, (B) are exchanged for securities containing substantially the same preferences, rights and powers or (C) are redeemed concurrently with the effectiveness of such transaction;


                 (ix) use cash proceeds of any recapitalization or
            refinancing transaction to redeem or repurchase any shares of Junior Stock without also redeeming or repurchasing each outstanding share of Series A Preferred Stock at the Redemption Price therefor; provided, however, that the Corporation shall be permitted to use the proceeds of the issuance of Junior Stock (other than pursuant to an underwritten public offering) to redeem or repurchase shares of Junior Stock to the extent that, after giving effect to such transaction, TPG Partners, L.P. ("TPG") and its Affiliates would hold at least 55% of the common equity interest in the Corporation that TPG and its Affiliates held immediately following the consummation of the merger effected pursuant to


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            the Agreement and Plan of Merger, dated as of February 21,
            1997, as amended, among TPG, TPG Shield Acquisition Corporation and Del Monte Foods Company, a Maryland corporation; or

                 (x) permit DMC to issue shares of preferred stock other
            than to the Corporation or another wholly owned subsidiary of the Corporation.

           (b) Whenever (i) there shall have occurred six consecutive Quarterly Dividend Payment Dates on which dividends payable on shares of Series A Preferred Stock pursuant to the terms of Section 2(a) shall not have been paid, in cash or in additional shares of Series A Preferred Stock or by increasing the Liquidation Value of the shares of Series A Preferred Stock pursuant to Section 2(b), at the annual rate of 14% of Liquidation Value per share (a "Dividend Default"),
      (ii) the Corporation shall not have redeemed shares of Series A Preferred Stock within ten days of the date (a "Redemption Date") of any redemption of which it has given, or is required to give, notice pursuant to Section 4(c), regardless of whether there shall be funds legally available to effect such redemption (a "Redemption Default"), or (iii) the Corporation shall not have repurchased shares of Series A Preferred Stock required to be repurchased pursuant to Section 4(e) within ten days of the Change of Control Payment Date, regardless of whether there shall be funds legally available to effect such repurchase (a "Repurchase Default"), thereafter and until such time as all dividends on Series A Preferred Stock shall have been paid, in cash or in additional shares of Series A Preferred Stock or by increasing the Liquidation Value of the shares of Series A Preferred Stock pursuant to Section 2(b), in full (and no dividend arrearages shall exist on the Series A Preferred Stock) (hereafter a cure of such Dividend Default), or such repurchase shall have been effected by the Corporation (hereafter a cure of such Repurchase default), as the case may be, the holders of shares of Series A Preferred Stock shall have the right, notwithstanding anything to the contrary contained in the Certificate of Incorporation or Bylaws of the Corporation, voting together as a single class, to elect two directors. This right to elect two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournments thereof, or by the unanimous written consent delivered to the Secretary of the Corporation of the holders of all of the outstanding shares of Series A Preferred Stock as of the record date of such written consent, until any Dividend Default, Redemption Default or Repurchase
      Default shall have been cured, at which time the term of office of the directors so elected shall terminate automatically. So long as such right to vote continues (and unless such right has been exercised by the unanimous written consent of the holders of all of the outstanding shares of Series A Preferred Stock as hereinbefore authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of Series A Preferred Stock addressed to him or her at the principal office of the Corporation shall call, a special meeting of the holders of Series A Preferred Stock for the election of two directors as provided herein. Such meeting shall be held within 10 days after delivery of such notice to the Secretary, at the place and upon the notice



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      provided by law and in the Bylaws or in the notice of meeting.  No such special meeting or adjournment thereof shall be held on a date less than 10 days before any annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series A Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of all of the outstanding shares of Series A Preferred Stock shall have acted by unanimous written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two and the holders of Series A Preferred Stock, voting as a class, shall be entitled to elect the additional two directors. The absence of a quorum of the holders of any class or series of capital stock of the Corporation at any such annual or special meeting shall not affect the exercise by the holders of Series A Preferred Stock of its voting rights. Any director so elected shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated under the circumstances set forth in the second sentence of this Section 3(b). If any director elected by the holders of Series A Preferred Stock as a class dies or becomes incapacitated, the holders of Series A Preferred Stock then outstanding are entitled to vote for such director by written consent as hereinabove provided, or at a special meeting of such holders called as provided above, may elect his or her successor to hold office for the unexpired term. Holders of Series A Preferred Stock shall have the right to remove, with or without cause, any director originally elected by such holders, upon the affirmative vote of a majority of such holders at a special meeting of such holders called as provided above or by unanimous written consent as hereinabove provided. The rights of the holders of Series A Preferred Stock to elect two directors pursuant to the terms of this Section 3(b) shall not be affected adversely by the voting or other rights applicable to any other security of the Corporation.

           (c) Except as otherwise provided in this Certificate of Designations or in the Certificate of Incorporation, or as required by law, the holders of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

           Section 4. Redemption and Repurchase.

           (a) The Corporation may redeem, in whole or in part, any outstanding shares of Series A Preferred Stock at any time, but only out of funds legally available therefor, by paying for each share of Series A Preferred Stock an amount in cash equal to the sum of (i) the applicable percentage of the Liquidation Value (as of the redemption date) as set forth in the table below and (ii) the amount, if any, of Accrued Dividends, as defined in Section 7, thereon to the date of redemption (the "Redemption Price"). If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Series A Preferred Stock held by each of them.



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
                                                             Applicable
      Redemption Date                                        Percentage
      ---------------                                        ----------
      April 24, 1998 through and including October 14, 1998      103.0%
      October 15, 1998 through and including October 14, 1999    101.5%
      October 15, 1999 through and including October 14, 2000    100.5%
      October 15, 2000 and thereafter                            100.0%

           (b) On or before April 17, 2008, the Corporation shall redeem all outstanding shares of Series A Preferred Stock, if any, but only out of funds legally available therefor, by paying the Redemption Price therefor.

           (c) Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 4(a) or 4(b) shall specify a date for such redemption and shall be mailed not less than 10, but not more than 60, days prior to such date fixed for redemption to each holder of shares of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of Series A Preferred Stock to be redeemed, not more than 60 days or less than 10 days prior to the date fixed for such redemption.

           (d) Notice having been given pursuant to Section 4(c), from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing for the payment of the applicable Redemption Price, all dividends on shares of Series
      A Preferred Stock thereby called for redemption shall cease to accrue, and from and after the earlier of (x) the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, and (y) the date (prior to the date of redemption so specified) on which funds of the Corporation sufficient for the payment of the Redemption Price shall have been Set Apart for Payment thereof if the notice of redemption shall state the intention of the Corporation so to deposit such funds on a date specified in such notice, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable Redemption
      Price (but without interest), shall cease and terminate. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series A Preferred Stock at the end of six years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation. If the Corporation shall default in providing for the payment of the Redemption Price as required pursuant to this Section
      4, dividends on such Series A Preferred Stock shall accrue at the rate of 16% per annum and be added to the required redemption payments as provided in Section 2(a).

           (e) Upon the occurrence of (i) a Change of Control, as defined in Section 7, or (ii) a merger or consolidation of the Corporation with another entity in



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      which holders of the common equity of the Corporation immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction (a "Merger Transaction"), if the Corporation does not redeem the outstanding shares of Series A Preferred Stock pursuant to Section 4(a) or 4(b), each holder of Series A Preferred Stock shall have the right to require the Corporation to repurchase each outstanding share of its Series A Preferred Stock, if any, but only out of funds legally available therefor, by paying in cash, in respect of each share of Series A Preferred Stock, an amount equal to the sum of (A) the product of 101% and the Liquidation Value of such share as of the repurchase date plus (B) Accrued Dividends to the repurchase date. Within 30 days following any Change of Control or Merger Transaction, unless the Corporation shall have mailed the notice with respect to a redemption pursuant to Section 4(a) or 4(b), the Corporation shall mail a notice (a "Change of Control Notice") to each holder of Series A Preferred Stock describing the transaction or transactions that constitute the Change of Control or Merger Transaction and offering to repurchase each share of Series A Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable law, rules and regulations) and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock as a result of a Change of Control or Merger Transaction.

           Section 5. Reacquired Shares.

           Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation or any Subsidiary of the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock, $.01 par value per share, of the Corporation and may be reissued as part of another series of Preferred Stock, $.01 par value per share, of the Corporation, subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth in Section 3(a).


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           Section 6. Liquidation, Dissolution or Winding Up.

           (a) If the Corporation shall liquidate, dissolve or wind up, whether pursuant to federal bankruptcy laws, state laws or otherwise, no distribution shall be made (i) to the holders of shares of Junior Stock, unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Value for each share plus an amount equal to all Accrued Dividends thereon to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on Series A Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

           (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a Person or Persons other than the holders of Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

           Section 7. Definitions.

           As used herein, the following terms shall have the meanings indicated.

           "Accrued Dividends" to a particular date (the "Applicable Date") means all unpaid dividends payable pursuant to Section 2(a), whether or not declared, accumulated to the Applicable Date.

           "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

           "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

           "Change in Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer
      (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation or DMC to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof
      (whether or not otherwise in compliance with the provisions of this Series A Preferred Stock) other than to TPG or any of its Affiliates;
      (ii) the approval by the holders of capital stock of the Corporation or DMC of any plan or proposal for the liquidation or dissolution of the Corporation or DMC, as the case may be (whether or not otherwise in compliance with the provisions of this Series A Preferred Stock);
      (iii) (A) any Person or Group (other than TPG or any of its Affiliates) shall become the owner,



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      directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees (the "Voting Stock") of the Corporation or DMC and (B) TPG and any of its Affiliates beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Corporation than such other Person or Group; or (iv) the replacement of a majority of the Board of Directors of the Corporation or DMC over a two-year period from the directors who constituted the Board of Directors of the Corporation or DMC, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Corporation or DMC, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, either of TPG or any of its Affiliates.

           "Liquidation Value" with respect to any share of Series A Preferred Stock as of any particular date means an amount equal to the sum of $1,000 plus (A) an amount equal to any accumulated and unpaid dividends on such share of Series A Preferred Stock added to the Liquidation Value of such share pursuant to Section 2, as such amount may be reduced in accordance with the provisions of Section 2, and (B) in any liquidation, dissolution or winding up of the Corporation or any redemption, as the case may be, an amount equal to dividends accumulating from and including the next preceding Quarterly Dividend Payment Date to but excluding the Quarterly Dividend Payment Date.

           "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

           "Set Apart for Payment" means, when used with respect to funds of the Corporation to be used to pay dividends or effect redemptions of shares of Series A Preferred Stock, that the funds of the Corporation to be used to pay dividends on or effect redemptions of any shares of Series A Preferred Stock to the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan in the City of New York, and having a capital and surplus of at least $50 million, in trust for the exclusive benefit of the holders of shares of Series A Preferred Stock, funds sufficient to satisfy such payment of redemption obligation.

           "Subsidiary" of any Person means any corporation or other entity of which all the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.



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           Section 8. Rank.

           Series A Preferred Stock will rank, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, prior to the Common Stock.

[SIGNATURE ON NEXT PAGE]













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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and affirmed, under penalties of perjury, on the date first written above by a duly authorized officer of the Corporation.

                                           DEL MONTE FOODS COMPANY

                                           By:  /s/  William R. Sawyers
                                                ______________________________

                                                Name:  William R. Sawyers
                                                Title: Vice President, General
                                                       Counsel and Secretary










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